Exhibit 10.44

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is executed and dated January 7, 2013 and effective as of December 28, 2012, by and between Coronado Biosciences, Inc., a Delaware corporation (the “Company”), and Harlan F. Weisman, M.D. (the “Executive”).

Statement of Purpose

WHEREAS the Company desires to employ Executive and Executive desires to accept such employment, on the terms and conditions set forth in this Agreement;

WHEREAS Executive acknowledges and agrees that through his association with the Company as an employee, he will acquire a considerable amount of knowledge and goodwill with respect to the business of the Company, which knowledge and goodwill are highly valuable to the Company and which would be detrimental to the Company if used by Executive to compete with the Company; and

WHEREAS the Company wishes to protect its investment in its business, employees, customer relationships, and confidential information, by requiring Executive to abide by certain restrictive covenants regarding confidentiality and other matters, each of which is an inducement to the Company to employ Executive;

NOW, THEREFORE, in consideration of the foregoing, the mutual agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Employment. Subject to the terms and conditions of this Agreement, the Company hereby employs Executive, and Executive hereby accepts such employment, commencing on the effective date hereof and ending when terminated in accordance with Section 5.

2. Position; Duties. Executive will serve as the Company’s Chairman and Chief Executive Officer, and will perform such services for the Company as are customarily associated with such position and as may otherwise be assigned to the Executive from time to time by the Board of Directors of the Company (the “Board”). Executive will devote his full business time, attention, knowledge and skills to the affairs of the Company and to his duties hereunder, and will perform such duties diligently and to the best of his ability. Notwithstanding the foregoing, Executive shall be able to continue to serve on Boards of Directors and advisory committees, provided that any such service does not conflict with the performance of his duties hereunder. Executive’s primary location for the performance of his duties hereunder shall be in the New York, New Jersey metropolitan area and the Company shall provide suitable office space for Executive and his executive team.

3. Compensation and Benefits. As compensation for the services to be rendered by Executive under this Agreement, the Company shall provide the following compensation and benefits during Executive’s employment hereunder.

(a) Base Salary. The Company will pay to Executive a base salary (the “Base Salary”) at an annual rate of Six Hundred Thousand Dollars ($600,000.00) payable in equal installments in accordance with the Company’s customary payroll practices as in effect from time to time. The Base Salary will be reviewed by the Board on an annual or other, more frequent basis and may be increased in the sole discretion of the Board. The Base Salary may only be decreased in connection with a Company-wide decrease in executive compensation; provided, however that Executive shall not be subject to any greater percentage reduction than any other Company executive, and at no time may the Base Salary be reduced by greater than ten percent (10%).

(b) Annual Milestone Bonus. At the beginning of each calendar year, but no later than February 15 of such calendar year, or later as agreed between Executive and the Company in writing, the Executive and the compensation committee of the Board (the “Compensation Committee”), shall meet and establish the parameters of Executive’s additional cash bonus (the “Annual Milestone Bonus”). The parameters of the Annual Milestone Bonus shall establish a target and range of bonus amounts as a percent of Base Salary for Executive, The amount of the Annual Milestone Bonus to be paid shall be based on Executive’s attainment of certain financial, clinical development, and/or business milestones (the “Milestones”) to be established and agreed to annually by the Compensation Committee and Executive. The Milestones shall be defined business objectives, and whether or not any such objectives have been met shall not be subject to the Company’s discretion. Unless terminated without Cause or if Executive resigns for Good Reason, or if Executive’s employment terminates by reason of Death or Disability, Executive must remain employed by the Company through and including the last day of the calendar year in order to be eligible to earn or receive any Annual Milestone Bonus for that year. The Annual Milestone Bonus shall be paid in cash as a single lump-sum payment no later than March 15 of the next following calendar year.

(c) Stock Options. Subject to the terms of the Company’s 2007 Stock Incentive Plan (the “Plan”), Executive will be granted, on the date of this Agreement and subject to approval by the Board or committee thereof, an option to purchase a number of shares of the Company’s Common Stock equal to six percent (6%) of the Company’s fully-diluted capitalization on the date of grant (the “Option”). The Option shall be classified as incentive stock options to the maximum extent permitted by law, with the remaining portion of the Option treated as non-statutory options. One-third of the Options shall vest on each annual anniversary of the effective date of this Agreement subject to Executive’s continued employment with the Company on each such vesting date. The Option will be governed by the Plan and shall be granted pursuant to the separate stock option grant notice and stock option agreement approved herewith. The exercise price per share of the Option will be equal to the fair market value of a single share of Common Stock on the date of the grant as determined in good faith by the Board. All necessary approvals, including any Board approvals, shall be obtained no later than the date of this Agreement.

(d) Vacation. Executive will be entitled to accrue four (4) weeks of paid vacation for each calendar year, such amount to be prorated for any partial year.

(e) General Benefits. Executive will be entitled to such other benefits, and to participate in such benefit plans, as are generally made available to similarly situated employees of the Company from time to time, subject to Company policy and the terms and conditions of any applicable benefit plans.

(f) Residence. Executive’s primary residence shall remain in New Hope, Pennsylvania. In order to perform his duties hereunder, the Company shall provide Executive with a mutually agreeable apartment or other residence in New York, New York, at the Company’s sole cost. The Company shall provide an additional payment to equalize Executive for any applicable taxes or tax consequences associated with such apartment or other residence.

(g) Withholdings. The Company will withhold from any amounts payable under this Agreement such federal, state and local taxes appropriate to be withheld pursuant to applicable law.

4. Reimbursement of Expenses. The Company will reimburse Executive for all reasonable business expenses incurred by Executive in connection with the performance of his duties hereunder, subject to the Company’s reimbursement policies in effect from time to time.

5. Termination. Executive’s employment under this Agreement is subject to termination as follows:

(a) Death. Executive’s employment under this Agreement will be terminated automatically effective upon Executive’s death.

(b) Disability. The Company may terminate Executive’s employment under this Agreement effective upon written notice to Executive in the event of Executive’s Disability. As used herein, “Disability” means the inability of Executive, due to the condition of his physical, mental or emotional health, effectively to perform the essential functions of his job with or without reasonable accommodation for a continuous period of more than 180 days or for 180 days in any period of 270 consecutive days. For purposes of making a determination as to whether a Disability exists, at the Company’s request Executive agrees to make himself available and to cooperate in a reasonable examination by a licensed independent physician retained by the Company and to authorize the disclosure and release to the Company of all medical records related to such examination. Upon a finding of a Disability by a Company-retained physician, Executive shall have the right to obtain a second opinion of a physician retained by Executive, at Executive’s expense. Should the second opinion fail to confirm the opinion of the Company-retained physician, the parties shall mutually agree to a third opinion by a licensed independent physician, whose decision shall be final. Notwithstanding the above, if Executive is disabled for more than 90 days, his salary and bonus will not accrue or be paid past 90 days, except for the bonus that may have accrued during that 90 day period.

(c) For Cause. The Company may terminate Executive’s employment under this Agreement effective upon written notice to Executive for Cause. As used herein, “Cause” means: (i) Executive’s conviction of fraud, embezzlement or misappropriation with respect to the Company, (ii) Executive’s material breach of a material term of this Agreement, (iii) Executive’s material breach of the Proprietary Information and Inventions Agreement between Executive and the Company, (iv) Executive’s breach of fiduciary duties to the Company, (v) Executive’s willful failure or refusal to perform his material duties under this Agreement or failure to follow any specific lawful instructions of the Board, (vi) Executive’s conviction or plea of nolo contendere in respect of a felony or of a misdemeanor involving moral turpitude, or (vii) Executive’s willful or negligent misconduct that has a material adverse effect on the property, business, or reputation of the Company. For purposes of clauses (ii) through (vii) (excluding (vi)), Executive shall have ten (10) days after Executive’s receipt of written notice thereof from the Company to cure any such failure, action or breach. Any written notice required under this paragraph 5(c) must be given to Executive within thirty (30) days of the date on which the Company discovers, or reasonably should have discovered, the fact of any such failure, action of breach on the part of Executive.

(d) Without Cause. The Company may terminate Executive’s employment under this Agreement at any time for any reason. Any such termination will be effective upon written notice to the Executive, or on such other date as specified by the Company in writing.

(e) Resignation. Executive may resign his employment under this Agreement at any time for any reason upon written notice to the Company.

(f) Good Reason. Executive may resign his employment under this Agreement at any time for Good Reason as described herein. In order for Executive to resign for Good Reason, Executive must provide written notice to the Company of the existence of the Good Reason condition within thirty (30) days of the date on which Executive discovers, or reasonably should have discovered, the existence of such Good Reason condition. Upon receipt of such notice, the Company will have ten (10) days during which it may remedy the Good Reason condition and not be required to provide for the benefits described in Section 6(c) or 6(d) below as a result of such proposed resignation. If the Good Reason condition is not remedied within such ten (10) day period, Executive may resign based on the Good Reason condition specified in the notice effective immediately upon the expiration of the ten (10) day cure period. For purposes of this Agreement, “Good Reason” means the occurrence of any of the following events without Executive’s consent: (i) a material reduction of Executive’s Base Salary, except in connection with a Company-wide decrease in executive compensation, as provided in paragraph 3(a) of this Agreement, (ii) a material diminution of the Executive’s authority, duties, or responsibilities, (iii) the relocation of Executive’s office from the New York, New York/New Jersey metro area, (iv) the Company’s material breach of this Agreement or (v) the closing of a transaction resulting in dilution of the Executive’s percentage ownership of the Company where the Executive has stated his disapproval of such transaction and voted against its authorization in his capacity as a director.

6. Effect of Termination.

(a) Generally. When this Agreement is terminated for any reason, Executive, or his estate, as the case may be, will be entitled to receive the compensation and benefits earned through the effective date of termination.

(b) Termination for Death or Disability. If Executive’s employment under this Agreement is terminated by his death or Disability, then, in addition to the amounts described in Section 6(a), and conditioned upon Executive (or his estate or heirs as applicable) executing and not revoking a release of claims in the form attached as Exhibit A (the “Release”) within the time periods specified therein, the Company will provide the following separation benefits: (i) the Company will continue Executive’s Base Salary (at the rate in effect as of the termination) for a period of ninety (90) days beginning on the sixtieth (60th) day following the termination of Executive’s employment with the Company, payable over such period in accordance with the Company’s customary payroll practices as in effect from time to time, (ii) Executive shall be entitled to a pro-rata share of the Annual Milestone Bonus, to be paid when and if such Annual Milestone Bonus would have been paid under this Agreement, and (iii) Executive will be entitled to partial accelerated vesting of each of Executive’s outstanding stock options such that, on the effective date of the Release, Executive shall receive immediate accelerated vesting of each option with respect to the same number of shares that would have vested if Executive had continued in employment with the Company through the next anniversary of the grant date for such option, in accordance with the vesting schedule applicable to such option, provided, however, that if the termination date falls on an anniversary of the grant date of any stock option, no accelerated vesting will be provided for such stock option. All stock options that have vested in connection with Executive’s termination under this Section 6(b) shall remain exercisable for ninety (90) days following such termination.

(c) Termination Without Cause or Resignation for Good Reason Not in Connection with a Change in Control. If, at any time other than upon the occurrence of, or within six (6) months following a Change in Control (as defined below), Executive’s employment under this Agreement is terminated by the Company without Cause or the Executive resigns for Good Reason, then, in addition to the amounts described in Section 6(a), and conditioned upon Executive executing and not revoking the Release within the time periods specified therein, the Company will provide the following separation benefits: (i) the Company will continue Executive’s Base Salary (at the rate in effect as of the termination) for a period of twelve (12) months beginning on the sixtieth (60th) day following the termination of Executive’s employment with the Company, payable over such period in accordance with the Company’s customary payroll practices as in effect from time to time, (ii) Executive shall be entitled to a pro-rata share of the Annual Milestone Bonus, to be paid when and if such Annual Milestone Bonus would have been paid under this Agreement, and (iii) Executive will be entitled to partial accelerated vesting of each of Executive’s outstanding stock options such that, on the effective date of the Release, Executive shall receive immediate accelerated vesting of each option with respect to the same number of shares that would have vested if Executive had continued in employment with the Company through the next anniversary of the grant date for such option, in accordance with the vesting schedule applicable to such option, provided, however, that if the termination date falls on an anniversary of the grant date of any stock option, no accelerated vesting will be provided for such stock option. All stock options that have vested in connection with Executive’s termination under this Section 6(c) shall remain exercisable for ninety (90) days following such termination.

(d) Termination Without Cause or Resignation for Good Reason in Connection with a Change in Control. If, upon the occurrence of, or within six (6) months following a Change in Control (as defined below), Executive’s employment under this Agreement is terminated by the Company without Cause or the Executive resigns for Good Reason, then, in addition to the amounts described in Section 6(a), and conditioned upon Executive executing and not revoking the Release within the time periods specified therein, the Company will provide the following separation benefits: (i) the Company will continue Executive’s Base Salary (at the rate in effect as of the termination) for a period of twelve (12) months beginning on the sixtieth (60th) day following the termination of Executive’s employment with the Company, payable over such period in accordance with the Company’s customary payroll practices as in effect from time to time, (ii) Executive shall be entitled to a pro-rata share of the Annual Milestone Bonus, to be paid when and if such Annual Milestone Bonus would have been paid under this Agreement, and (iii) Executive will be entitled to accelerated vesting of any unvested shares subject to any outstanding stock option(s), such that, on the effective date of the Release, the Executive shall be vested in one hundred percent (100%) of the shares subject to such option(s).

(e) Change in Control Defined. For purposes of this Agreement, a “Change in Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events: (i) the acquisition by a third party of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction; (ii) a merger, consolidation or similar transaction following which the stockholders of the Company immediately prior thereto do not own at least fifty percent (50%) of the combined outstanding voting power of the surviving entity (or that entity’s parent) in such merger, consolidation or similar transaction; (iii) the dissolution or liquidation of the Company; or (iv) the sale, lease, exclusive license or other disposition of all or substantially all of the assets of the Company.

(f) Parachute Payment. If the payment of the Total Payments (as defined below) will be subject to the tax (the “Excise Tax”) imposed by Section 4999 of the Code, the Company shall pay Executive on or before the tenth day following the Change in Control, an additional amount (the “Gross-Up Payment”) such that the net amount retained by Executive, after deduction of any Excise Tax on Total Payments and any federal and state and local income tax and Excise Tax upon the payment provided for by this paragraph, shall be equal to the Total Payments. For purposes of determining whether any of the payments will be subject to the Excise Tax and the amount of such Excise Tax: (A) any payments or benefits received or to be received by Executive in connection with a Change in Control of the Company or Executive’s termination of employment, whether payable pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, its successors, any person whose actions result in a Change in Control of the Company or any corporation affiliated or which, as a result of the completion of transaction causing such a Change in Control, will become affiliated with the Company within the meaning of Section 1504 of Code (the “Total Payments”) shall be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and all “excess parachute payments” within the meaning of Section 280G(b)(1) shall be treated as subject to the Excise Tax, unless, in the opinion of tax counsel selected by the Company’s independent auditors and acceptable to Executive, the Total Payments (in whole or in part) do not constitute parachute payments, or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code either in their entirety or in excess of the base amount within the meaning of Section 280G(b)(3) of the Code, or are otherwise not subject to the Excise Tax, (B) the amount of the Total Payments that shall be treated as subject to the Excise Tax shall be equal to the lesser of (I) the total amount of the Total Payments or (II) the amount of excess parachute payments or benefit shall be determined by the Company’s independent auditors in accordance with the principles of Section 280G of the Code. For purposes of determining the amount of the

Gross-Up Payment, Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of Executive’s residence on the Change in Control, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

(g) Application of Internal Revenue Code Section 409A. Notwithstanding anything to the contrary set forth herein, with respect to any payments and benefits provided under this Agreement (the “Benefits”) that constitute “deferred compensation” within the meaning of Section 409A of the Code and the regulations and other guidance thereunder (collectively “Section 409A”), references to “termination of employment” (and terms of like import) shall mean “separation from service” within the meaning of Section 409A.

It is intended that each installment of the Benefits payments provided for in this Agreement is a separate “payment” for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i). For the avoidance of doubt, it is intended that payments of the Benefits set forth in this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulation Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9).If the Company (or, if applicable, the successor entity thereto) determines that the Benefits constitute “deferred compensation” under Section 409A not otherwise exempt from Section 409A and Executive is, on the termination of service, a “specified employee” of the Company or any successor entity thereto, as such term is defined in Section 409A(a)(2)(B)(i) of the Code, then, solely to the extent necessary to avoid the incurrence of the adverse tax consequences under Section 409A, the timing of the Benefit payments shall be delayed until the earlier to occur of: (i) the date that is six months and one day after Executive’s separation from service, or (ii) the date of Executive’s death (such applicable date, the “Specified Employee Initial Payment Date”), the Company (or the successor entity thereto, as applicable) shall (A) pay to Executive a lump sum amount equal to the sum of the Benefit payments that Executive would otherwise have received through the Specified Employee Initial Payment Date if the commencement of the payment of the Severance Benefits had not been so delayed pursuant to this Section and (B) commence paying the balance of the Benefits in accordance with the applicable payment schedules set forth in this Agreement.

Notwithstanding anything to the contrary set forth herein, Executive shall receive the Benefits payable upon separation from service (“Severance Benefits”) described above, if and only if Executive duly executes and returns to the Company the Release described herein within the applicable time period set forth therein, but in no event more than forty-five days following separation from service, and permits the Release to become effective in accordance with its terms.

To the extent the Executive is entitled to receive taxable reimbursements and/or in-kind benefits, the following provisions apply: (i) the amount of such reimbursements and benefits the Executive receives in one year shall not affect amounts provided in any other year, (ii) such reimbursements must be made by the last day of the year following the year in which the expense was incurred, and (iii) such reimbursements and benefits may not be liquidated or exchanged for any other reimbursement or benefit. The parties intend that all payments under this Agreement will be exempt from or will comply with Section 409A, as applicable, and this Agreement shall be construed and interpreted in a manner that is consistent with that intent.

7. Representations of Executive.

(a) Authority. Executive represents and warrants that he is not obligated or restricted under any agreement (including any non-competition or confidentiality agreement), judgment, decree, order or other restraint of any kind that could impair Executive’s ability to perform the duties and obligations required of Executive hereunder. Executive further agrees that he will not divulge to the Company any confidential information and/or trade secrets belonging to others, including Executive’s former employers, nor will the Company seek to elicit from Executive such information. Consistent with the foregoing, Executive will not provide to the Company, and the Company will not request, any documents or copies of documents containing such information.

(b) Conduct. Executive agrees to abide by the Company’s generally applicable rules of conduct for its employees and to refrain from taking any action or making any statements with the intention or effect of disparaging the goodwill or reputation of the Company.

8. Confidential Information; Assignment of Inventions. As a condition of employment Executive agrees to execute and abide by the Company’s Proprietary Information and Inventions Agreement.

9. Non-Competition and Non-Solicitation.

(a) Purpose. Executive and the Company understand and agree that the purpose of this Section 9 is solely to protect the Company’s legitimate business interests, including, but not limited to its confidential and proprietary information, customer relationships and goodwill, and the Company’s competitive advantage, and is not intended to impair, nor will it impair, Executive’s ability or right to work or earn a living. Therefore, Executive agrees to be subject to restrictive covenants under the following terms.

(b) Definitions. As used in this Agreement, the following terms have the meanings given to such terms below.

(i) “Affiliate” means, with respect to any specific entity, any other entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified entity.

(ii) “Business” means (i) the business(es) in which the Company or its Affiliates are or were engaged at the time of, or during the 12 month period prior to, the termination of Executive’s employment with the Company for any reason.

(iii) “Customer” means any person or entity who is or was a customer or client of the Company or its Affiliates (i) at the time of, or during the 12 month period prior to, the termination of Executive’s employment with the Company for any reason, or (ii) at the time of, or during the twelve (12) month period prior to, the termination of Executive’s employment with the Company for any reason and with whom Executive had dealings in the course of his employment with the Company.

(iv) “Company Employee” means any person who is or was an employee of the Company or its Affiliates at the time of, or during the twelve (12) month period prior to, the termination of Executive’s employment with the Company for any reason.

(v) “Restricted Period” means the period commencing on the date of termination of Executive’s employment with the Company for any reason and ending the later of six (6) months after such date or the cessation of any Severance Benefits; provided, however, that this period shall be tolled and shall not run during any time Executive is in violation of this Section 9, it being the intent of the parties that the Restricted Period shall be extended for any period of time in which Executive is in violation of this Section 9.

(vi) “Territory” means the United States of America, it being understood that the Company’s business is nationwide in scope and a nationwide restriction is reasonable and necessary to protect the Company’s interests.

(c) Non-Participation with the Company’s Competitors. Except as set forth in paragraph 2 hereof, during his employment with the Company, Executive will not, on his own behalf or on behalf of any other person, engage in any business competitive with or adverse to that of the Company. In addition, during the his employment with the Company, Executive will not acquire, assume or participate in, directly or indirectly, any position, investment or interest known by Executive to be adverse or antagonistic to the Company, its business, or prospects, financial or otherwise, or in any company, person, or entity that is, directly or indirectly, in competition with the business of the Company or any of its Affiliates (as defined below). Ownership by Executive, in professionally managed funds over which the Executive does not have control or discretion in investment decisions, or as a passive investment, of less than two percent (2%) of the outstanding shares of capital stock of any corporation with one or more classes of its capital stock listed on a national securities exchange or publicly traded on a national securities exchange or in the over-the-counter market shall not constitute a breach of this Section 9(c).

(d) Non-Competition. Except as set forth in paragraph 2 hereof, during the his employment with the Company and during the Restricted Period, Executive will not, directly or indirectly, (i) engage in the Business in the Territory, or (ii) hold a position based in or with responsibility for all or part of the Territory, with any person or entity engaging in the Business, whether as employee, consultant, or otherwise, in which Executive will have duties, or will perform or be expected to perform services for such person or entity, that is or are the same as or substantially similar to the position held by Executive or those duties or services actually performed by Executive for the Company within the twelve (12) month period immediately preceding the termination of Executive’s employment with the Company, or in which Executive will use or disclose or be reasonably expected to use or disclose any confidential or proprietary information of the Company for the purpose of providing, or attempting to provide, such person or entity with a competitive advantage with respect to the Business.

(e) Non-Solicitation. During his employment with the Company and during the Restricted Period, Executive will not, directly or indirectly, on Executive’s own behalf or on behalf of any other party:

(i)	Call upon, solicit, divert, encourage or attempt to call upon, solicit, divert, or encourage any Customer for purposes of marketing, selling, or providing products or services to such Customer that are similar to or competitive with those offered by the Company;

(ii)	Accept as a customer any Customer for purposes of marketing, selling, or providing products or services to such Customer that are similar to or competitive with those offered by the Company;

(iii)	Induce, encourage, or attempt to induce or encourage any Customer to reduce, limit, or cancel its business with the Company; or

(iv)	Solicit, induce, or attempt to solicit or induce any Company Employee to terminate his or her employment with the Company.

(f) Reasonableness of Restrictions. Executive acknowledges and agrees that (i) his services to the Company under this Agreement are unique and extraordinary; (ii) the restrictive covenants in this Agreement are essential elements of Executive’s employment by the Company and are reasonable given Executive’s access to the Company’s confidential information and the substantial knowledge and goodwill Executive will acquire with respect to the business of the Company as a result of his employment with the Company, and the unique and extraordinary services to be provided by Executive to the Company; (iii) the restrictive covenants contained in this Agreement are reasonable in time, territory, and scope, and in all other respects; and (iv) enforcement of the restrictions contained herein will not deprive the Executive of the ability to earn a reasonable living. Should any part or provision of this Section 9 be held invalid, void, or unenforceable in any court of competent jurisdiction, such invalidity, voidness, or unenforceability shall not render invalid, void, or unenforceable any other part or provision of this Agreement. The parties further agree that if any portion of this Section 9 is found to be invalid or unenforceable by a court of competent jurisdiction because its duration, territory, or other restrictions are deemed to be invalid or unreasonable in scope, the invalid or unreasonable terms shall be replaced by terms that are valid and enforceable and that come closest to expressing the intention of such invalid or unenforceable terms.

(g) Enforcement. Executive acknowledges and agrees that the Company will suffer irreparable harm in the event that Executive breaches any of Executive’s obligations under this Section 9 and that monetary damages would be inadequate to compensate the Company for such breach. Accordingly, Executive agrees that, in the event of a breach by Executive of any of Executive’s obligations under this Section 9, the Company will be entitled to obtain from any court of competent jurisdiction preliminary and permanent injunctive relief, and expedited discovery for the purpose of seeking relief, in order to prevent or to restrain any such breach. Executive agrees to waive any requirement for the securing or posting of any bond in connection with such remedies. The Company will be entitled to recover its costs incurred in connection with enforcing this Section 9, including reasonable attorneys’ fees and expenses.

10. Indemnification. The Company shall defend and indemnify Executive in his capacity as Chairman and Chief Executive Officer of the Company to the fullest extent permitted under the Delaware General Corporate Law (the “DGCL”). The Company shall also maintain a policy for indemnifying its officers and directors, including but not limited to the Executive, for all actions permitted under the DGCL taken in good faith pursuit of their duties for the Company, including but not limited to maintaining an appropriate level of Directors and Officers Liability coverage and maintaining the inclusion of such provisions in the Company’s by-laws or certificate of incorporation, as applicable and customary. The rights to indemnification shall survive any termination of this Agreement.

11. Miscellaneous.

(a) Entire Agreement. This Agreement, along with the Proprietary Information and Inventions Agreement, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements (whether written or oral and whether express or implied) between the parties to the extent related to such subject matter.

(b) Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the parties and their respective successors, permitted assigns and, in the case of Executive, heirs, executors, and/or personal representatives. The Company may freely assign or transfer this Agreement to an affiliated company or to a successor following a merger, consolidation, sale of assets, or other business transaction. Executive may not assign, delegate or otherwise transfer any of Executive’s rights, interests or obligations in this Agreement without the prior written approval of the Company.

(c) Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same agreement. Facsimile or PDF reproductions of original signatures shall be deemed binding for the purpose of the execution of this Agreement.

(d) Notices. Any notice pursuant to this Agreement must be in writing and will be deemed effectively given to the other party on the date it is actually delivered by (i) certified or registered U.S. mail, return receipt requested; (ii) overnight courier service (such as FedEx); or (iii) personal delivery of such notice in person; in each case to the appropriate address shown below (or to such other address as a party may designate by notice to the other party):

If to Executive:	Harlan F. Weisman
42 West Mechanic Street
New Hope, PA 18938

If to Company:	Coronado Biosciences, Inc.
24 New England Executive Park
Bulington, MA 01803
Attn: President

(e) Amendments and Waivers. No amendment of any provision of this Agreement will be valid unless the amendment is in writing and signed by the Company and Executive. No waiver of any provision of this Agreement will be valid unless the waiver is in writing and signed by the waiving party. The failure of a party at any time to require performance of any provision of this Agreement will not affect such party’s rights at a later time to enforce such provision. No waiver by a party of any breach of this Agreement will be deemed to extend to any other breach hereunder or affect in any way any rights arising by virtue of any other breach.

(f) Severability. Each provision of this Agreement is severable from every other provision of this Agreement. Any provision of this Agreement that is determined by any court of competent jurisdiction to be invalid or unenforceable will not affect the validity or enforceability of any other provision. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

(g) Construction. The section headings in this Agreement are inserted for convenience only and are not intended to affect the interpretation of this Agreement. Any reference in this Agreement to any “Section” refers to the corresponding Section of this Agreement. The word “including” in this Agreement means “including without limitation.” This Agreement will be construed as if drafted jointly by the Company and Executive and no presumption or burden of proof will arise favoring or disfavoring the Company or Executive by virtue of the authorship of any provision in this Agreement. All words in this Agreement will be construed to be of such gender or number as the circumstances require.

(h) Survival. The terms of Sections 5, 6, 7, 8, 9, 10, and 11 will survive the termination of this Agreement for any reason.

(i) Remedies Cumulative. The rights and remedies of the parties under this Agreement are cumulative (not alternative) and in addition to all other rights and remedies available to such parties at law, in equity, by contract or otherwise.

(j) Governing Law. This Agreement will be governed by the laws of the State of New York without giving effect to any choice or conflict of law principles of any jurisdiction.

(k) Advertising Waiver. Executive agrees to permit the Company, and persons or organizations authorized by the Company, to use, publish and distribute advertising or sales promotional literature concerning the products and/or services of the Company, or the machinery and equipment used in the provision thereof, in which Executive’s name and/or pictures of Executive taken in the course of Executive’s provision of services to the Company may appear. Executive hereby waives and releases any claim or right Executive may otherwise have arising out of such use, publication, or distribution.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

EXECUTIVE:

/s/ Harlan F. Weisman, M.D.
Harlan F. Weisman, M.D.

COMPANY:

CORONADO BIOSCIENCES, INC.

By:	/s/ Dale Ritter
Name:	Dale Ritter
Title:	Senior Vice President, Finance

Exhibit A—Release of Claims

RELEASE OF CLAIMS

THIS RELEASE OF CLAIMS (this “Release”) is made by Harlan F. Weisman (“Executive”) into as of the date it is signed by Executive, as indicated on the signature page hereof.

Executive acknowledges that he previously executed an Employment Agreement (the “Agreement”) that included, among other items, a promise of severance pay and other benefits by Coronado Biosciences, Inc.(the “Company”) in certain situations, contingent upon Executive’s execution of a release of claims. Pursuant to the terms of the Agreement and Company’s promise to provide severance pay and other benefits, Executive execute this Release.

Executive, on his own behalf and on behalf of his heirs, personal representatives, successors and assigns, hereby release and forever discharge the Company and each of its Affiliates and each and every one of their respective present and former shareholders, directors, officers, members, employees, agents, insurers, predecessors, successors and assigns (the “Released Parties”), of and from any and all claims, demands, actions, causes of action, damages, costs and expenses which Executive now has or may have by reason of anything occurring, done or omitted to be done as of or prior to date he signs this Release including, but not limited to, (i) any and all claims related to Executive’s employment with Company and the termination of same; (ii) any and all claims for additional compensation or benefits other than the compensation and benefits set forth in the Agreement, including but not limited to wages, commissions, deferred compensation, bonuses, or other benefits of any kind; (iii) any and all claims relating to employment practices or policies of Company or its Affiliates; and (iv) any and all claims arising under any state or federal legislation, including, but not limited to, claims under the Employee Retirement Income Security Act, the Family Medical Leave Act, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Age Discrimination in Employment Act, the Americans with Disabilities Act, as amended, the Older Workers Benefit Protection Act, any act relating to military service, any New York law related to human rights and/or civil rights, and any other federal, state or local law or regulation prohibiting employment discrimination or otherwise governing the employment relationship between Executive and Company (the “Released Claims”), except that notwithstanding anything contained in this Release, Executive understands that he is not releasing any claims which cannot by law be released.

Executive further covenants and agrees that he will not sue any of the Released Parties on any ground arising out of or related to any of the Released Claims. Executive acknowledges and agrees that this covenant does not preclude him from filing a charge or complaint with any government agency, to the extent permitted by law, but expressly releases, waives, and disclaims any right to compensation or other benefit that may otherwise inure to him as a result of any such charge or complaint involving the Company.

In making this Release, Executive further represents and acknowledges that:

(a) He is voluntarily entering into and signing this Release;

(b) The claims waived, released and discharged in the above Release include any and all claims Executive has or may have arising out of or related to his employment with the Company and the termination of that employment, including any and all claims under the Age Discrimination in Employment Act;

(c) Those claims waived, released and discharged in this Release do not include, and Executive is not waiving, releasing or discharging, any claims that may arise after the date he signs this Release;

(d) The payments and benefits conditioned upon Executive’s execution of this Release constitute consideration that Executive was not entitled to receive before the effective date of this Release absent the execution of this Release;

(e) Executive was given twenty-one (21) days within which to consider this Release;

(f) The Company has advised Executive of his right to consult with an attorney regarding this Release before executing the Release and encouraged him to exercise that right;

(g) Executive may revoke this Release at any time within seven (7) days after the date he signs this Release, and this document will not become effective or enforceable until the eighth (8th) day after the date he signs this Release (on which day this Release will automatically become effective and enforceable unless previously revoked within that seven (7) day period); and

(h) EXECUTIVE HAS CAREFULLY READ THIS DOCUMENT, AND FULLY UNDERSTANDS EACH AND EVERY TERM.

I hereby execute this Release on the 7 day of January, 2013.

/s/ Harlan F. Weisman M.D.
Harlan F. Weisman